UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): October 15, 2025

ADT Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Yamato Road Boca Raton, Florida 33431
(Address of principal executive offices)
(561) 988-3600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

First-Priority Senior Secured Notes
General
On October 15, 2025 (the “Closing Date”), The ADT Security Corporation, a Delaware corporation (the “Issuer”), a wholly owned indirect subsidiary of ADT Inc. (the “Company”), successfully completed its previously announced offering (the “Offering”) of $1.0 billion aggregate principal amount of 5.875% first-priority senior secured notes due 2033 (the “Notes”).

The Issuer expects to use the proceeds from the Offering, together with the proceeds from the incurrence of incremental first lien senior secured term loans and cash on hand, to (i) redeem in full all $1.3 billion outstanding aggregate principal amount of the 6.250% Second-Priority Senior Secured Notes due 2028 (the “Second-Priority Notes”) of Prime Security Services Borrower, LLC (“Prime Borrower”) and Prime Finance Inc., each a wholly owned indirect subsidiary of the Company, and (ii) pay related fees and expenses in connection with the transactions.

The Notes were offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

On the Closing Date, the Issuer, Prime Borrower and certain subsidiaries of Prime Borrower (together with Prime Borrower, the “Guarantors”) entered into an Indenture governing the Notes, dated as of the Closing Date, by and among the Issuer, the Guarantors, as guarantors, and Computershare Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture”). The Issuer’s obligations under the Notes and the Indenture are guaranteed, jointly and severally, on a senior secured first-priority basis, by Prime Borrower and each of Prime Borrower’s wholly owned existing domestic subsidiaries that guarantees its Twentieth Amended and Restated First Lien Credit Agreement, dated as of July 25, 2025 (as amended, restated, supplemented or otherwise modified from time to time). The Notes and the related guarantees are secured by first-priority security interests in substantially all of the tangible and intangible assets owned by the Issuer and the Guarantors, subject to certain permitted liens and exceptions as further described in the Indenture and the related security documents.
Maturity and Interest Payments
The Notes will mature on October 15, 2033. Interest on the Notes will accrue at 5.875% per annum and will be paid semi-annually, in arrears on January 15 and July 15 of each year, beginning January 15, 2026.
Redemption
On or after October 15, 2032 (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. In addition, prior to the Par Call Date, the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points less (b) interest accrued to the redemption date and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either the case of clause (i) or clause (ii), accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.
Certain Covenants
The Indenture contains covenants that limit the ability of the Issuer, Prime Borrower and its restricted subsidiaries to, among other things: (i) incur certain liens; (ii) enter into sale leaseback transactions; and (iii) consolidate, merge or sell all or substantially all of its assets.

These covenants are subject to a number of important limitations and exceptions. Additionally, upon the occurrence of specified change of control events, the Issuer may be required to redeem the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. The Indenture also provides for customary events of default.

The foregoing description of the Indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 and which is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
4.1	First-Priority Senior Secured Notes Indenture, dated as of October 15, 2025, by and among The ADT Security Corporation, the guarantors party thereto, and Computershare Trust Company, N.A., as trustee.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 15, 2025	ADT Inc.

		By:	/s/ Jeffrey Likosar
Jeffrey Likosar
President, Corporate Development and Transformation, and Chief Financial Officer